Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
REPORTS RECORD QUARTERLY NET INCOME

Confirms 2011 Guidance

Tulsa, Oklahoma, November 1, 2011:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the third quarter ended September 30, 2011.  Net income for the 2011 third quarter was $66.6 million, or $2.13 per diluted share, compared to net income of $49.2 million, or $1.62 per diluted share, for the third quarter of 2010.  Net income for the third quarter of 2011 included a charge of $0.01 per diluted share related to a decrease in fair value of derivatives, compared to income of $0.13 per diluted share for the third quarter of 2010 related to an increase in fair value of derivatives.

Non-GAAP net income for the 2011 third quarter was $66.9 million, or $2.14 per diluted share, compared to non-GAAP net income of $45.8 million, or $1.51 per diluted share, for the 2010 third quarter. Non-GAAP net income excludes the (increase) decrease in fair value of derivatives and the non-cash charges related to the impairment of long-lived assets, net of related tax impact.

The Company reported Corporate Adjusted EBITDA for the third quarter of 2011 of $117.6 million, compared to $81.8 million in the third quarter of 2010.

The Company noted that its GAAP and non-GAAP earnings as well as its Corporate Adjusted EBITDA for the third quarter of 2010 were negatively impacted by $11.9 million of merger-related expenses, while the third quarter of 2011 was not impacted by such expenses.

“We are pleased that the Company is reporting the highest quarterly profit in its history.  We remain keenly focused on profitable revenue growth, productivity initiatives, cost control and disciplined fleet management,” said Scott L. Thompson, President and Chief Executive Officer.

For the quarter ended September 30, 2011, the Company’s total revenue was $451.7 million, as compared to $443.5 million for the comparable 2010 period.  Vehicle rental revenue for the quarter was up 2.4 percent, driven by a 4.1 percent increase in rental days, partially offset by a 1.7 percent decrease in revenue per day.  The average fleet for the quarter was up 4.3 percent compared to the prior year period.  Vehicle utilization in the third quarter of 2011 was 83.9 percent, compared to 84.0 percent in the third quarter of 2010.

Fleet cost per vehicle was $186 per month in the third quarter of 2011, compared to $262 per month in the third quarter of 2010.  The Company’s base depreciation rate continued to benefit from the overall strength of the used vehicle market and the resulting favorable impact on residual values.  The Company noted that gains on sales of risk vehicles, a component of vehicle depreciation, totaled $17.4 million in the third quarter of 2011, up from $10.0 million in the third quarter of 2010.  The average gain per vehicle sold during the third quarter of 2011 was $1,125 per unit, compared to $632 per unit in the third quarter of 2010.

Direct vehicle and operating expenses and selling, general and administrative expenses (operating expenses) totaled $262.4 million in the third quarter of 2011, compared to $263.6 million in the third quarter of 2010.  The decrease in operating expenses primarily resulted from a reduction in merger-related expenses of $11.9 million, partially offset by an increase in direct costs attributable to the overall increase in fleet size and increased ancillary revenues.  Excluding merger-related expenses, operating expenses totaled 58.1 percent of revenues for the third quarter of 2011, compared to 56.7 percent of revenues for the third quarter of 2010.  The Company noted that although the operating expense percentage increased, the increase was attributable to direct costs associated with increased sales penetration of certain ancillary products, such as pre-paid fuel and toll road products.  The Company noted that the increased expense associated with incremental ancillary sales was more than fully recovered through rental revenues.

“We are pleased with the rental day growth achieved this quarter and the strength of our forward bookings.  Although the pricing environment was a headwind this quarter, we continue to benefit from a favorable used vehicle market and our efficient, low-cost operating structure,” said Thompson.

Nine-Month Results

For the nine months ended September 30, 2011, net income was $125.6 million, or $4.03 per diluted share, compared to net income of $118.7 million, or $3.93 per diluted share for the comparable period in 2010.  Net income for the nine months ended September 30, 2011 included income of $0.06 per diluted share, compared to income of $0.41 per diluted share for the nine months ended September 30, 2010 related to increases in fair value of derivatives.

Non-GAAP net income for the nine months ended September 30, 2011 was $123.7 million, or $3.96 per diluted share, compared to non-GAAP net income of $106.8 million, or $3.53 per diluted share, for the same period in 2010.  Non-GAAP net income excludes the (increase) decrease in fair value of derivatives and the non-cash charges related to the impairment of long-lived assets, net of related tax impact.  The Company noted that both its GAAP and non-GAAP earnings for the nine months ended September 30, 2011 and 2010 were negatively impacted by merger-related expenses of $4.6 million and $20.5 million, respectively.   Additionally, the Company noted that gains on risk vehicle sales totaled $43.1 million for the nine months ended September 30, 2011, down from $63.2 million for the nine months ended September 30, 2010 primarily due to approximately 18,500 fewer vehicles sold in 2011 compared to 2010.

The Company reported Corporate Adjusted EBITDA for the nine months ended September 30, 2011 of $235.1 million, compared to $205.5 million for the nine months ended September 30, 2010.  Corporate Adjusted EBITDA for the nine months ended September 30, 2011 and 2010 was negatively impacted by merger-related expenses of $4.6 million and $20.5 million, respectively.

Liquidity and Capital Resources

As of September 30, 2011, the Company had $499 million in cash and cash equivalents, and an additional $201 million in restricted cash and investments primarily available for the purchase of vehicles and/or repayment of vehicle financing obligations.

During the second quarter of 2011, the Company fully repaid and terminated its Canadian fleet financing facility.  Additionally, during the third quarter, the Company repaid all of its outstanding corporate debt totaling $143 million.  These actions are expected to reduce the Company’s interest expense by approximately $9 million annually.

As previously announced, the Company has completed three fleet financing facilities since July of this year, including the issuance of $500 million of Series 2011-1 medium-term notes, the renewal of its Series 2010-3 variable funding notes in an aggregate principal amount of $600 million, and the issuance of $400 million of Series 2011-2 medium-term notes.  The Company noted that it has now effectively pre-funded all of its upcoming debt maturities for 2012, and has significantly extended its fleet financing maturity profile into 2013 and beyond.  The cost of funds on the new series of notes is lower than the majority of the Company’s fleet financing sources that the new notes will replace, which will be favorable for future years’ interest expense.  Additionally, the advance rates on the notes increased to 69 percent, compared to 65 percent on the Company’s variable funding notes issued in 2010, thereby lowering the overall amount of collateral enhancement required to be provided by the Company.

As of September 30, 2011, the Company’s tangible net worth was $647 million and the Company had no corporate debt.

Share Repurchase Program Initiated

As previously announced, the Company's Board of Directors has authorized the repurchase of up to $400 million of DTG stock.  The Company noted that it will execute a Forward Stock Repurchase Agreement for $100 million worth of stock over a three-month period, commencing on or around November 7, 2011.  The timing and amount of future share repurchases will be based on market conditions and other factors, although as previously announced, the Company currently expects to repurchase up to $100 million of stock per quarter over the next four quarters.  The Company may also repurchase shares through accelerated stock buyback programs, in privately negotiated transactions, pursuant to derivative instruments or other types of transactions and arrangements.  The share repurchase program may be increased, suspended or discontinued at any time.

2011 Outlook - Fourth Quarter Update

The Company noted it expected 1 to 2 percent rental revenue growth in the fourth quarter with growth in days offsetting a slight decline in revenue per day.  The Company further noted that its fleet cost outlook for the full year of 2011 of $215 - $225 per vehicle per month remains unchanged.

Based on the factors outlined above, the Company is currently targeting Corporate Adjusted EBITDA for the full year of 2011 to be within a range of $270 million to $290 million.  This estimate excludes the impact of merger-related expenses incurred to date and that may be incurred during the remainder of 2011.

Webcast and conference call information

The Dollar Thrifty Automotive Group, Inc. third quarter 2011 earnings conference call will be held on Tuesday, November 1, 2011, at 8:00 a.m. (CDT). Those interested in listening to the conference call live may access the call via webcast at the corporate website, www.dtag.com, or by dialing 888-946-7608 (domestic) or 630-395-0278 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through November 15, 2011, by calling 800-294-4406 (domestic) or 203-369-3231 (international). The replay will also be available via the corporate website for one year.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 5,900 employees located mainly in North America.  In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of approximately 1,275 franchises in 82 countries.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them.  Risks and uncertainties relating to our business that could materially affect our future results include:

•
the risks to our business and growth prospects as a stand-alone company, in light of our dependence on future growth of the economy as a whole to achieve meaningful revenue growth in the key airport and local markets we serve, high barriers to entry in the insurance replacement market, and capital and other constraints on expanding company-owned stores internationally;

•
the impact of persistent pricing and demand pressures on our results and our low cost structure, particularly in light of the continuing volatility in the global financial and credit markets, and concerns about global economic prospects and the potential for a return of recessionary conditions that could materially adversely affect consumer discretionary spending, including for leisure travel on which we are substantially dependent;

•
the impact of pending and future U.S. governmental action to address budget deficits through reductions in spending and similar austerity measures, which could materially adversely affect unemployment rates and consumer spending levels;

•
the impact of developments outside the United States, such as the sovereign credit issues in certain countries in the European Union, which could affect the relative volatility of global credit markets generally, and the continuing significant political unrest in certain oil-producing countries, which has contributed to price volatility for petroleum products, and in recent periods higher average gasoline prices, which could affect both broader economic conditions and consumer spending levels;

•	the impact of pricing and other actions by competitors;
•
our ability to manage our fleet mix to match demand and meet our target for vehicle depreciation costs, particularly in light of the significant increase in the level of risk vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to the used vehicle market;

•
the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used vehicle market on our vehicle cost, including the impact on vehicle depreciation costs in 2011 based on recent pricing volatility in the used vehicle market, and our ability to reduce our fleet capacity as and when projected by our plans;

•
the strength of the ongoing recovery in the U.S. automotive industry, particularly in light of our dependence on vehicle supply from U.S. automotive manufacturers, and whether the recovery is sustained;

•
airline travel patterns, including disruptions or reductions in air travel resulting from capacity reductions, pricing actions, severe weather conditions, industry consolidation or other events, particularly given our dependence on leisure travel;

•	access to reservation distribution channels, particularly as the role of the Internet increases in the marketing and sale of travel-related services;
•	the effectiveness of actions we take to manage costs and liquidity;
•	the impact of repurchases of our common stock pursuant to our share repurchase program;
•
our ability to comply with financial covenants, including the new financial covenants included in our amended senior secured credit facilities, and the impact of those covenants on our operating and financial flexibility;

•	our ability to obtain cost-effective financing as needed without unduly restricting our operational flexibility;
•
whether our preliminary expectations about our federal income tax position, after giving effect to the impact of the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010, are affected by changes in our expected fleet size or operations or further legislative initiatives relating to taxes in the United States or elsewhere;

•	the cost of regulatory compliance, costs and other effects of potential future initiatives, including those directed at climate change and its effects, and the costs and outcome of pending litigation;
•	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;

•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed; and
•	the impact of other events that can disrupt consumer travel, such as natural and man-made catastrophes, pandemics, social unrest and actual and perceived threats or acts of terrorism.

Forward-looking statements should be considered in light of information in this press release and other filings we make with the Securities and Exchange Commission.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations:
Anna Bootenhoff
(918) 669-2236
Anna.Bootenhoff@dtag.com

				Table 1
Dollar Thrifty Automotive Group, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	September 30,		Total revenues
	2011	2010	2011	2010
Revenues:
Vehicle rentals	$435,578	$425,467	96.4%	95.9%
Other	16,144	18,077	3.6%	4.1%
Total revenues	451,722	443,544	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	214,536	204,207	47.5%	46.0%
Vehicle depreciation and lease charges, net	63,299	85,732	14.0%	19.3%
Selling, general and administrative	47,851	59,359	10.6%	13.4%
Interest expense, net	19,627	22,335	4.4%	5.0%
Long-lived asset impairment	-	703	0.0%	0.2%
Total costs and expenses	345,313	372,336	76.5%	83.9%

(Increase) decrease in fair value of derivatives	523	(6,464)	0.1%	(1.4%	)

Income before income taxes	105,886	77,672	23.4%	17.5%

Income tax expense	39,265	28,507	8.7%	6.4%

Net income	$66,621	$49,165	14.7%	11.1%

Earnings per share:
Basic	$2.30	$1.72
Diluted	$2.13	$1.62

Weighted average number
of shares outstanding:
Basic	28,958,718	28,644,859
Diluted	31,304,829	30,319,476

				Table 1 (Continued)
Dollar Thrifty Automotive Group, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)
Unaudited

	Nine months ended		As % of
	September 30,		Total revenues
	2011	2010	2011		2010
Revenues:
Vehicle rentals	$1,146,041	$1,138,029	95.9%		95.8%
Other	49,157	50,072	4.1%		4.2%
Total revenues	1,195,198	1,188,101	100.0%		100.0%

Costs and Expenses:
Direct vehicle and operating	583,799	577,430	48.8%		48.6%
Vehicle depreciation and lease charges, net	203,983	208,060	17.1%		17.5%
Selling, general and administrative	145,641	162,841	12.2%		13.7%
Interest expense, net	58,899	65,392	4.9%		5.5%
Long-lived asset impairment	-	942	0.0%		0.1%
Total costs and expenses	992,322	1,014,665	83.0%		85.4%

(Increase) decrease in fair value of derivatives	(3,367)	(21,338)	(0.3%	)	(1.8%	)

Income before income taxes	206,243	194,774	17.3%		16.4%

Income tax expense	80,594	76,054	6.8%		6.4%

Net income	$125,649	$118,720	10.5%		10.0%

Earnings per share: (a)
Basic	$4.35	$4.15
Diluted	$4.03	$3.93

Weighted average number
of shares outstanding:
Basic	28,872,747	28,592,794
Diluted	31,216,741	30,209,462

(a)  The underlying diluted per share information is calculated from the weighted average common and common stock equivalents outstanding during each quarter, which may fluctuate based on quarterly income levels and market prices.  Therefore, the sum of the quarters’ per share information may not equal the total year amounts.

					Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended September 30, 2011		Nine months ended September 30, 2011
OPERATING DATA:

Vehicle Rental Data:

Average number of vehicles operated	112,665		109,168
% change from prior year	4.3%		5.2%
Number of rental days	8,690,838		23,930,099
% change from prior year	4.1%		3.3%
Vehicle utilization	83.9%		80.3%
Percentage points change from prior year	(0.1) p.p.		(1.4) p.p.
Average revenue per day	$50.12		$47.89
% change from prior year	(1.7%	)	(2.5%	)
Monthly average revenue per vehicle	$1,289		$1,166
% change from prior year	(1.8%	)	(4.3%	)

Average depreciable fleet	113,719		110,125
% change from prior year	4.2%		5.1%
Monthly average depreciation (net) per vehicle	$186		$206
% change from prior year	(29.0%	)	(6.8%	)

FINANCIAL DATA: (in millions) (unaudited)

Non-vehicle depreciation and amortization	$6		$20
Non-vehicle interest expense	4		9
Non-vehicle interest income	-		(1)
Non-vehicle capital expenditures	3		11
Cash paid for/(refund of) income taxes	12		(33)

			Table 2 (Continued)

Selected Balance Sheet Data
(In millions)

	September 30,		December 31,
	2011	2010	2010
	(unaudited)

Cash and cash equivalents (b)	$499	$519	$563
Restricted cash and investments	201	290	277
Revenue-earning vehicles, net	1,605	1,468	1,342

Vehicle debt	1,315	1,380	1,249
Non-vehicle debt (corporate debt)	-	151	148
Stockholders' equity	669	521	539

Tangible Net Worth Calculation
(In millions)

	September 30,		December 31,
	2011	2010	2010
	(unaudited)

Stockholders' equity	$669	$521	$539
Less: Software, net	(22)	(24)	(24)
Tangible net worth	$647	$497	$515

(b) Under the terms of certain of its financing arrangements, the Company was required to maintain a minimum cash balance of $100 million at all times.  For the 2010 reporting periods, such minimum balance is included in cash and cash equivalents herein.  In February 2011, the requirement to maintain such minimum cash balance was eliminated.

				Table 3
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Non-GAAP pretax income, Non-GAAP net income and Non-GAAP EPS exclude the impact of the (increase) decrease in fair value of derivatives and the impact of long-lived asset impairments, net of related tax impact (as applicable), from the reported GAAP measures and are further adjusted to exclude merger-related expenses. Due to volatility resulting from the mark-to-market treatment of the derivatives and the nature of the non-cash impairments and merger-related expenses, the Company believes non-GAAP measures provide an important assessment of year-over-year operating results. See tables below for a reconciliation of non-GAAP to GAAP results.

The following table reconciles reported GAAP pretax income per the income statement to non-GAAP pretax income:

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)

Income before income taxes - as reported	$105,886	$77,672	$206,243	$194,774

(Increase) decrease in fair value of derivatives	523	(6,464)	(3,367)	(21,338)

Long-lived asset impairment	-	703	-	942

Pretax income - non-GAAP	$106,409	$71,911	$202,876	$174,378

Merger-related expenses	-	11,937	4,600	20,459

Non-GAAP pretax income, excluding merger-related expenses	$106,409	$83,848	$207,476	$194,837

The following table reconciles reported GAAP net income per the income statement to non-GAAP net income:

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)

Net income - as reported	$66,621	$49,165	$125,649	$118,720

(Increase) decrease in fair value of derivatives, net of tax (c)	307	(3,791)	(1,974)	(12,513)

Long-lived asset impairment, net of tax (d)	-	429	-	575

Net income - non-GAAP	$66,928	$45,803	$123,675	$106,782

Merger-related expenses, net of tax (e)	-	6,956	2,679	11,921

Non-GAAP net income, excluding merger-related expenses	$66,928	$52,759	$126,354	$118,703

				Table 3 (Continued)

The following table reconciles reported GAAP diluted earnings per share ("EPS") to non-GAAP diluted EPS:

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

EPS, diluted - as reported	$2.13	$1.62	$4.03	$3.93

EPS impact of (increase) decrease in fair value of derivatives, net of tax	0.01	(0.13)	(0.06)	(0.41)

EPS impact of long-lived asset impairment, net of tax	-	0.01	-	0.02

EPS, diluted - non-GAAP (f)	$2.14	$1.51	$3.96	$3.53

EPS impact of merger-related expenses, net of tax	-	0.23	0.09	0.39

Non-GAAP diluted EPS, excluding merger-related expenses (f)	$2.14	$1.74	$4.05	$3.93

(c)  The tax effect of the (increase) decrease in fair value of derivatives is calculated using the entity-specific, U.S. federal and blended state tax rate applicable to the derivative instruments which amounts are $216,000 and ($2,673,000) for the three months ended September 30, 2011 and 2010, respectively, and ($1,393,000) and ($8,825,000) for the nine months ended September 30, 2011 and 2010, respectively.

(d) The tax effect of the long-lived asset impairment is calculated using the tax-deductible portion of the impairment and applying the entity-specific, U.S. federal and blended state tax rate which amounts are $274,000 and $367,000 for the three months and nine months ended September 30, 2010, respectively.

(e) Merger-related expenses include legal, litigation, advisory and other fees related to a potential merger transaction. The tax effect of the merger-related expenses is calculated using the entity-specific, U.S. federal and blended state tax rate applicable to the merger-related expenses which amount is $4,981,000 for the three months ended September 30, 2010, and $1,921,000 and $8,538,000 for the nine months ended September 30, 2011 and 2010, respectively.

(f) Since each category of EPS is computed independently for each period, total per share amounts may not equal the sum of the respective categories.

				Table 4
Dollar Thrifty Automotive Group, Inc.
Non-GAAP Measures

Corporate Adjusted EBITDA means earnings, excluding the impact of the (increase) decrease in fair value of derivatives, before non-vehicle interest expense, income taxes, non-vehicle depreciation, amortization, and certain other items as shown below.  The Company believes Corporate Adjusted EBITDA is important as it provides investors with a supplemental measure of the Company's liquidity by adjusting earnings to exclude certain non-cash items, in addition to its relevance as a measure of operating performance.  The items excluded from Corporate Adjusted EBITDA but included in the calculation of the Company's reported net income are significant components of its consolidated statement of income, and must be considered in performing a comprehensive assessment of overall financial performance.  Corporate Adjusted EBITDA Margin provides a measure of the Company's operating profitability.  Corporate Adjusted EBITDA is not defined under GAAP and should not be considered as an alternative measure of the Company's net income, cash flow or liquidity.  Corporate Adjusted EBITDA and Corporate Adjusted EBITDA Margin amounts presented may not be comparable to similar measures disclosed by other companies.

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Reconciliation of Net Income to
Corporate Adjusted EBITDA

Net income - as reported	$66,621	$49,165	$125,649	$118,720

(Increase) decrease in fair value of derivatives	523	(6,464)	(3,367)	(21,338)
Non-vehicle interest expense	3,709	2,464	9,053	7,301
Income tax expense	39,265	28,507	80,594	76,054
Non-vehicle depreciation	4,786	4,782	14,559	15,108
Amortization	1,896	1,771	5,703	5,472
Non-cash stock incentives	987	842	3,124	3,254
Long-lived asset impairment	-	703	-	942
Other	(231)	-	(243)	(22)

Corporate Adjusted EBITDA	$117,556	$81,770	$235,072	$205,491

Reconciliation of Corporate Adjusted EBITDA
to Cash Flows From Operating Activities

Corporate Adjusted EBITDA	$117,556	$81,770	$235,072	$205,491

Vehicle depreciation, net of gains/losses from disposal	63,290	85,723	203,956	208,018
Non-vehicle interest expense	(3,709)	(2,464)	(9,053)	(7,301)
Change in assets and liabilities and other	(5,800)	13,765	28,509	(40,315)
Net cash provided by operating activities (h)	$171,337	$178,794	$458,484	$365,893

Memo:
Net cash provided by / (used in) investing activites	$41,421	$(15,373)	$(326,408)	$(147,535)
Net cash used in financing activities (h)	$(169,358)	$(14,290)	$(95,756)	$(199,755)

			Table 4 (Continued)
	Full Year
	2011	2010
	(in millions)
Reconciliation of Pretax Income to	(forecasted)	(actual)
Corporate Adjusted EBITDA

Pretax income	$226 - $246	$221

(Increase) decrease in fair value of derivatives (2011 amount is YTD September 2011)	(3)	(29)
Non-vehicle interest expense	11	10
Non-vehicle depreciation	19	20
Amortization	8	7
Non-cash stock incentives	4	5
Long-lived asset impairment	-	1
Merger-related expenses (g)	5	23

Corporate Adjusted EBITDA, excluding merger-related expenses	$270 - $290	$258

Corporate Adjusted EBITDA Margin
(in thousands, except percent)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

Corporate Adjusted EBITDA	$117,556	$81,770	$235,072	$205,491
Total Revenues	451,722	443,544	1,195,198	1,188,101
Corporate Adjusted EBITDA Margin	26.0%	18.4%	19.7%	17.3%

(g) Merger-related expenses include legal, litigation, advisory and other fees related to a potential merger transaction.
Full year 2011 includes $4.6 million of merger-related expenses through September 30, 2011.

(h) Certain reclassifications have been made to the 2010 financial information to conform to the classifications used in 2011.